Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference in this Registration Statement on Form F-1 (“Registration Statement”) of our report dated October 30, 2020, May 14, 2019 and as amended on July 24, 2019, and April 25, 2018, relating to the consolidated financial statements of ReTo Eco-Solutions, Inc. included in its annual report (Form 20-F) for the years ended December 31, 2019, 2018 and 2017, respectively. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 22, 2021